AMENDMENT NO. 3
TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 3 to the Investment Sub-advisory Agreement, dated as of February 19, 2015, and amended as of May 18, 2016 and June 9, 2017 (the "Sub-advisory Agreement"), by and among Olive Street Investment Advisers, LLC (the "Adviser"), BlackRock Investment Management, LLC (the "Sub-adviser"), and the Bridge Builder Trust (the "Trust") is entered into as of the 1st day of  October 2018, by and among the Adviser, the Sub-adviser, and the Trust, on behalf of the series of the Trust indicated on Schedule A to this Amendment (each, a "Fund" and collectively, the "Funds"). All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-advisory Agreement.

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an Investment Advisory Agreement dated as of July 10, 2013, as amended (the "Advisory Agreement"), pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-adviser to render portfolio management services to each Fund pursuant to the terms of the Sub-advisory Agreement, and the Adviser has agreed to pay the compensation due to the Sub-adviser under the Sub-advisory Agreement;

WHEREAS, the Adviser, the Sub-adviser and the Trust, on behalf of the Bridge Builder Municipal Bond Fund, desire to amend the Sub-advisory Agreement to provide that the Adviser has retained the Sub-adviser to render portfolio management services to the Bridge Builder Municipal Bond Fund;

WHEREAS, pursuant to Section 12 of the Sub-advisory Agreement, the Sub-advisory Agreement may be amended only by a written instrument signed by the Adviser and the Sub-adviser.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Fees. Schedule A to the Sub-advisory Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

3.
Amendments. Except as specifically amended hereby, the Sub-advisory Agreement shall continue in Full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-advisory Agreement effected in accordance with the terms thereof.

4.
Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Amendment's subject matter. The Trust is entering into this Amendment with the Adviser and Sub-adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements among the Trust, the Adviser and the Sub-adviser for each such Fund.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.
Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Sub-advisory Agreement to be duly executed by their duly authorized officers, all on the day and year first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC
(the Adviser)

By: /s/ Ryan T. Robson
Name: Ryan T. Robson
Title: President

BLACKROCK INVESTMENT MANAGEMENT, LLC
(the Sub-adviser)

By: /s/ John Scott Reeder
Name: John Scott Reeder
Title: Managing Director

BRIDGE BUILDER TRUST
(the Trust)

By: /s/ Ryan T. Robson
Name: Ryan T. Robson
Title: President

SCHEDULE A

FUNDS AND FEES

Series of Bridge Builder Trust	Annual Sub-advisory Fee Rate
Bridge Builder Municipal Bond Fund
Bridge Builder Large Cap Growth Fund
Bridge Builder Large Cap Value Fund
Bridge Builder Small/Mid Cap Growth Fund
Bridge Builder Small/Mid Cap Value Fund
Bridge Builder International Equity Fund